Exhibit 99.1
News Release

Hi-Crush Partners LP Reports First Quarter 2017 Results

•	1Q 2017 Revenues of $83.4 million vs. $67.3 million in 4Q 2016 and $52.1 million in 1Q 2016

•	1Q 2017 Net loss of $(6.8) million vs. $(8.1) million in 4Q 2016 and $(52.5) million in 1Q 2016

•	1Q 2017 EBITDA of $1.3 million vs. $(0.3) million in 4Q 2016 and $(44.9) million in 1Q 2016

•	1Q 2017 $(0.07) basic and diluted loss per limited partner unit

Houston, Texas, May 1, 2017 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported first quarter 2017 results. Revenues for the quarter ended March 31, 2017 totaled $83.4 million on sales of 1,384,887 tons of frac sand. This compares to $67.3 million of revenues on sales of 1,358,511 tons of frac sand in the fourth quarter of 2016. The limited partners' interest in net loss was $(5.4) million for the first quarter of 2017, resulting in basic and diluted loss of $(0.07) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first quarter of 2017 was $1.3 million, compared to $(0.3) million for the fourth quarter of 2016. EBITDA adjusted for a loss from our equity method investment ("Adjusted EBITDA") was $1.9 million in the first quarter of 2017. Distributable cash flow attributable to the limited partners for the first quarter of 2017 was $0.1 million. No distributions to unitholders were declared for the first quarter of 2017, as the Partnership continued its distribution suspension. The Partnership stated its intention to resume the distribution as cash flow from operations significantly improves in the latter part of 2017.

The Partnership also recently announced the completion of its previously announced series of purchase agreements, including the acquisition of Permian Basin Sand Company, LLC ("Permian Basin Sand"), the acquisition of the Whitehall facility, the acquisition of the remaining 2% additional interest in Hi-Crush Augusta LLC ("Augusta") and additional properties located near the Whitehall facility. Total consideration for these acquisitions was $340 million in cash and 3,438,789 newly issued common units, exclusive of the up to $65 million contingent consideration associated with the Whitehall transaction. To finance the transactions and the construction of the Kermit, Texas production facility on the Permian Basin Sand acreage, Hi-Crush sold a total of 23,575,000 public common units in a previously completed equity offering, raising total net proceeds of approximately $412.7 million.

"The first quarter of 2017 was busy for our team and I’m very proud of how our employees continue to position Hi-Crush for the further increases in industry activity," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "The first quarter results were in line with our forecasts and represent the logical progression in recovering margins as we experience significant and sustainable increases in demand for frac sand, which are expected to drive a 50-60% sequential increase in our volumes for the second quarter. We are pleased with our progress toward achieving full utilization on our 10.4 million tons per year of existing Northern White capacity and bringing our new 3.0 million ton per year in-basin Kermit facility to market in the third quarter of 2017. We remain intensely focused on executing our plans using the basics that have made Hi-Crush an industry leader in cost structure and logistics flexibility, now on our expanded asset base and service offering."

Revenues for the first quarter of 2017 increased due to the sequential increase in sales volumes, combined with higher pricing generally, and the impact of higher volumes sold in-basin during the first quarter of 2017. Reflecting the change in mix in customer demand, approximately 69% of the volumes were sold in-basin for the first quarter of 2017, an increase from 57% in the fourth quarter of 2016 and from 59% in the first quarter of 2016. Average sales price was $60 per ton in the first quarter of 2017, compared to $49 per ton in the fourth quarter of 2016 and $54 per ton in the first quarter of 2016, reflecting a higher pricing environment, particularly during the second half of the first quarter of 2017, and the mix of greater in-basin sales volumes. Pricing in the first quarter of 2017 was rising throughout the three month period, with the majority of price increases occurring in February 2017, and generally was higher than the first quarter of 2016, during which pricing was declining month over month.

"Our first quarter of 2017 results were in line with our general expectations outlined in our fourth quarter 2016 earnings call," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "As we expected, our volumes lagged certain demand indicators such as completions and rig count due primarily to the decision we made in September 2016 to not resume operations at the Augusta wet plant given uncertain market conditions at the time. Industry supply was particularly tight during the first quarter as winter inventories were depleted. Today, we have all four production facilities operational and are in a prime position to meet the growing industry demands. Even with additional industry capacity coming online from restarting facilities such as our own Whitehall facility that reopened in March, we anticipate strong spot pricing trends to continue, particularly for fine mesh sands, as demand further outstrips supply."

Contribution margin was $8.15 per ton in the first quarter of 2017, compared to $3.51 per ton in the fourth quarter of 2016. The increase in contribution margin per ton was the result of the pricing increases realized during the first quarter of 2017, partially offset by increased production costs of approximately $2.00 per ton due to the normal winter maintenance performed on our wet plants, as well as additional costs incurred for the resumption of operations at our Whitehall facility. Production costs in the first quarter of 2017 benefited by approximately $1.00 per ton from the sale of coarser grades of sand as compared to the fourth quarter of 2016.

Logistics and PropStreamTM Operations

The Partnership also announced the acceleration of the construction plans for the new unit train capable terminal with silo storage under construction in Pecos, Texas. The terminal will be the largest in the southern Delaware basin and will complement the existing Hi-Crush terminals in the Midland Basin. Combined with the in-basin sand production from the 3.0 million ton per year Kermit facility under construction and expected to be completed in the third quarter of 2017, Hi-Crush will have the ability to deliver the lowest cost sand into the most active basin in the United States.

"The flexibility of our owned and operated distribution network and the ability to offer a full suite of services from the mine site to the blender hopper is of critical importance to our customers," said Mr. Rasmus. "Instrumental to this integrated supply chain is the ability to control the matching of origin and destination pairings to get sand in-basin efficiently and cost effectively, and avoiding the bottlenecks associated with final delivery to the operator well site. As sand intensity continues to increase, we are confident that our PropStream service offering will continue to gain even further traction as customers seek surety of supply and efficiency of operations, whether sourcing from our terminal network or our in-basin mine."

Hi-Crush currently has four PropStream crews operating in the Permian Basin and the northeast, serving the Marcellus and Utica plays, with the expectation to grow the total fleet of crews to 9 or more by the end of 2017. The equipment used in the PropStream operations is purchased or leased from Proppant Express Investments, LLC ("PropX"), a joint venture owned in part by Hi-Crush. Fifteen PropX systems are currently active in various basins in North America, with expectations to grow to over 30 fleets by the end of 2017 including those utilized by Hi-Crush, giving PropX since inception an estimated market share of 10% or more in 15 months.

As previously disclosed, the Partnership committed to investing up to $17.4 million in PropX, of which, $14.4 million had been funded as of March 31, 2017.

Liquidity and Capital Expenditures

As of March 31, 2017, the Partnership had $195.2 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Facility Agreement. As of March 31, 2017, Hi-Crush had $115.2 million in cash and available capacity under its revolving credit facility. Through May 1, 2017, the Partnership had not issued any common units under its at-the-market equity program.

"We are realizing the benefits of the actions taken over the past year to strengthen our balance sheet and reduce debt," said Ms. Fulton. "We remain conservative and will maintain a strong balance sheet even as we continue to prudently invest in growth projects and manage working capital through the upswing in activity."

The Partnership provided updated guidance for 2017 capital expenditures in the range of $115 to $125 million related to the construction of our Kermit facility, our new terminal facility in Pecos, Texas, equipment for the PropStream integrated logistics solution and overburden removal, among other projects. For the three months ended March 31, 2017, capital expenditures totaled $20.4 million related to costs associated with the construction of our Kermit facility and a new terminal facility, among other projects.

Outlook

For the second quarter of 2017, the Partnership expects volumes to increase by 50-60% sequentially. Pricing is also expected to increase sequentially, as the Partnership realizes the full-quarter benefit of price increases implemented midway through the first quarter of 2017, combined with further price increases driven by supply and demand imbalances, particularly for fine mesh sizes of sand.

Conference Call

On Tuesday, May 2, 2017, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s first quarter 2017 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13660170. The replay will be available until May 16, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for earnings (loss) from equity method investments and any non-cash impairments of goodwill and long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, are primarily located in Wisconsin, consisting of "Northern White" raw frac sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. In March 2017, we acquired regional raw frac sand reserves located in the Permian Basin and are currently constructing a 3.0 million ton per year production facility. Once completed, we will own and operate 13.4 million tons per year of frac sand production capacity. Our Wisconsin reserves are strategically located with direct access to major U.S. railroads for efficient distribution to in-basin terminals, while our Texas reserves are positioned within close proximity to significant basin activity for advantaged truck transportation. We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	March 31,		December 31,
	2017	2016 (a)(b)	2016 (b)
Revenues	$83,364	$52,148	$67,297
Cost of goods sold (excluding depreciation, depletion and amortization)	72,083	48,667	62,532
Depreciation, depletion and amortization	4,828	3,488	4,349
Gross profit (loss)	6,453	(7)	416
Operating costs and expenses:
General and administrative expenses	9,677	15,003	5,383
Impairments and other expenses	—	33,747	27
Accretion of asset retirement obligations	114	103	111
Loss from operations	(3,338)	(48,860)	(5,105)
Other income (expense):
Loss from equity method investments	(566)	—	—
Interest expense	(2,927)	(3,640)	(3,021)
Net loss	$(6,831)	$(52,500)	$(8,126)
Loss per limited partner unit:
Basic	$(0.07)	$(1.39)	$(0.11)
Diluted	$(0.07)	$(1.39)	$(0.11)

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

(b)
Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC, 2.0% equity interest in Hi-Crush Augusta LLC and PDQ Properties LLC (together the "Other Assets").

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Reconciliation of distributable cash flow to net loss:
Net loss	$(6,831)	$(52,500)	$(8,126)
Depreciation and depletion expense	4,829	3,491	4,350
Amortization expense	420	420	421
Interest expense	2,927	3,640	3,021
EBITDA	1,345	(44,949)	(334)
Loss from equity method investments	566	—	—
Non-cash impairments of goodwill and long-lived assets	—	33,745	—
Adjusted EBITDA	1,911	(11,204)	(334)
Less: Cash interest paid	(2,554)	(3,246)	(2,649)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,845)	(1,245)	(1,717)
Add: Accretion of asset retirement obligations	114	103	111
Add: Unit-based compensation	1,178	930	(395)
Distributable cash flow	(1,196)	(14,662)	(4,984)
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	1,247	835	579
Distributable cash flow attributable to Hi-Crush Partners LP	51	(13,827)	(4,405)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$51	$(13,827)	$(4,405)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months Ended
	March 31,
	2017	2016 (a)
Operating activities	$3,706	$(4,239)
Investing activities	(364,615)	(13,441)
Financing activities	411,886	10,676
Net increase (decrease) in cash	$50,977	$(7,004)

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets.

Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	March 31, 2017	December 31, 2016 (a)
Assets
Current assets:
Cash	$55,498	$4,521
Accounts receivable, net	60,042	52,834
Inventories	25,988	29,277
Prepaid expenses and other current assets	3,253	2,716
Total current assets	144,781	89,348
Property, plant and equipment, net	834,818	541,693
Goodwill and intangible assets, net	9,677	10,097
Equity method investments	13,834	10,232
Other assets	7,401	7,831
Total assets	$1,010,511	$659,201
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$37,864	$19,264
Accrued and other current liabilities	12,253	8,155
Due to sponsor	542	118,641
Current portion of long-term debt	2,520	2,962
Total current liabilities	53,179	149,022
Long-term debt	192,713	193,458
Asset retirement obligations	9,628	9,514
Other liabilities	19,000	5,000
Total liabilities	274,520	356,994
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 91,017,937 and 63,668,244 units outstanding, respectively	735,991	299,516
Total partners’ capital	735,991	299,516
Non-controlling interest	—	2,691
Total equity and partners' capital	735,991	302,207
Total liabilities, equity and partners’ capital	$1,010,511	$659,201

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets.

Unaudited Per Ton Operating Activity

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Sand sold (in tons)	1,384,887	962,998	1,358,511
Sand produced and delivered (in tons)	1,366,812	922,072	1,271,763
Contribution margin ($ in thousands)	$11,281	$3,481	$4,765
Contribution margin per ton sold	$8.15	$3.61	$3.51

Unaudited Net Income (Loss) per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended
	March 31,
Weighted average limited partner units outstanding:	2017	2016
Basic common units outstanding	73,586,987	37,035,068
Potentially dilutive common units	—	—
Diluted common units outstanding	73,586,987	37,035,068
During the three months ended March 31, 2017 and 2016, the Partnership incurred a net loss and, as a result, all 566,539 and 211,190, respectively, of potentially dilutive awards granted and outstanding were excluded from the diluted earnings per unit calculation.
Reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing loss per limited partner unit:

	Three Months Ended March 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(6,831)	(6,831)
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net loss	$—	$(5,360)	$(5,360)

Loss per limited partner unit - basic		$(0.07)
Loss per limited partner unit - diluted		$(0.07)

	Three Months Ended March 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(52,500)	(52,500)
Add back recast losses attributable to Blair	—	836	836
Add back recast losses attributable to Whitehall and Other Assets	—	170	170
Assumed allocation of net loss	$—	$(51,494)	$(51,494)

Loss per limited partner unit - basic		$(1.39)
Loss per limited partner unit - diluted		$(1.39)